Exhibit 16.1

July 18, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on July 18, 2022 of Global SPAC Partners Co. (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ UHY LLP